Exhibit 99.1

RxSight, Inc. Reports Second Quarter 2022 Financial Results

Aliso Viejo, Calif. (NASDAQ: RXST) – August 8, 2022 – RxSight, Inc., an ophthalmic medical device company dedicated to improving the vision of patients following cataract surgery, today reported financial results for the three and six months ended June 30, 2022.

Key Quarterly Highlights:

•
Delivered second quarter 2022 revenue of $11.4 million, an increase of 132% compared to the second quarter of 2021, reflecting:
•
The sale of 49 Light Delivery Devices (LDD™s), representing a 96% unit increase from the second quarter of 2021, expanding the installed base to 294 LDDs at the end of the quarter, a 126% increase compared to the 130-unit LDD installed base at the end of the second quarter of 2021.
•
The sale of 5,400 Light Adjustable Lenses (LAL®s), representing a 196% increase in procedure volumes when compared to the second quarter of 2021.
•
Increased full-year 2022 revenue guidance to a range of $44.0 million to $46.0 million, which implies a growth rate of 95% to 104% when compared to 2021.

“In the second quarter of 2022, RxSight continued to establish a track record of strong year-over-year and sequential growth, driven by vigorous demand for our LDD and accelerating utilization of our LAL,” said Dr. Ron Kurtz, Chief Executive Officer and President of RxSight. “Our progress thus far reflects the powerful benefits doctors and patients derive when they choose our unique LAL system, enabling them to achieve excellent vision without glasses or compromises.”

Second Quarter Financial Results

In the second quarter of 2022, total revenue was $11.4 million, an increase of 132% compared to the second quarter of 2021. Revenue growth was driven by a 92% increase in LDD revenue and a 199% increase in LAL revenue, as compared to the second quarter of 2021.

Gross profit for the second quarter of 2022 was $4.8 million (42% of revenue), an increase of $5.6 million or 690% compared to the gross (loss) of $(0.8) million ((17)% of revenue) for the second quarter of 2021.

Total operating expenses for the second quarter of 2022 were $20.6 million, a 57.5% increase from $13.1 million in the second quarter of 2021. The rise in operating expenses was primarily due to higher sales and marketing headcount to support the company’s growth plans, the cost associated with operating as a public company, and an increase of $1.4 million in stock-based compensation expense.

In the second quarter of 2022, the company reported a net loss of $(16.7) million, or $(0.61) per basic and diluted share, compared to net loss of $(13.5) million, or $(3.28) and $(3.53) per share on a basic and diluted basis, respectively, in the second quarter of 2021.

The adjusted net loss in the second quarter of 2022 was $(13.8) million, or $(0.50) per basic and diluted share, compared to an adjusted net loss of $(13.3) million, or $(3.24) per basic and diluted share in the second quarter of 2021.

Cash, cash equivalents and short-term investments as of June 30, 2022, were $128.6 million and long-term debt was $39.9 million.

Financial Outlook

Based on its second quarter 2022 performance, RxSight has revised its 2022 full year revenue guidance to a range of $44.0 million to $46.0 million, compared to prior guidance of $41.5 million to $45.5 million. The revised guidance range implies an annual growth rate versus 2021 of 95% to 104%. The company has increased its 2022 gross margin guidance range to 37% to 38% of revenue, up from the previous range of 35% to 36% of revenue. The Company also narrowed its operating expense guidance to a range of $88.0 million to $90.0 million compared to prior guidance of $86.0 million to $90.0 million.

Conference Call

On Monday, August 8, 2022, at 1:30 p.m. Pacific Time, the company will host a conference call to discuss its second quarter 2022 financial results. Participants may register for the call here or through a live and archived webcast of the event available for one year at https://investors.rxsight.com/. While not required, it is recommended participants join 10 minutes prior to the event start time.

About RxSight, Inc.

RxSight, Inc. is a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL), RxSight Light Delivery Device (LDD) and accessories, is the first and only commercially available intraocular lens (IOL) technology that enables doctors to customize and optimize visual acuity for patients after cataract surgery. The LAL now features ActivShield™ technology, a revolutionary UV protection layer built into the lens. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including the Company establishing a track record of strong year-over-year and sequential growth driven by the vigorous demand for the Company’s LDD and accelerating utilization of its LAL and the powerful benefits doctors and patients derive when they choose the LAL system enabling them to achieve excellent vision without glasses or compromises. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

IR@rxsight.com

RxSIGHT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales	$11,360	$4,897	$20,301	$8,381
Cost of sales	6,572	5,709	11,752	8,074
Gross profit (loss)	4,788	(812)	8,549	307
Operating expenses:
Selling, general and administrative	14,388	6,502	28,008	12,113
Research and development	6,192	6,563	12,911	13,206
Total operating expenses	20,580	13,065	40,919	25,319
Loss from operations	(15,792)	(13,877)	(32,370)	(25,012)
Other income (expense), net:
Change in fair value of warrants	—	1,214	—	1,214
Expiration of warrant	—	—	—	5,018
Interest expense	(1,136)	(826)	(2,196)	(1,524)
Interest and other income	196	15	242	32
Loss before income taxes	(16,732)	(13,474)	(34,324)	(20,272)
Income tax expense	0	3	4	10
Net loss	$(16,732)	$(13,477)	$(34,328)	$(20,282)

Other comprehensive loss
Unrealized (loss) gain on short-term investments	(76)	(4)	(150)	3
Foreign currency translation (loss) gain	(9)	1	(13)	(3)
Total other comprehensive loss	(85)	(3)	(163)	—
Comprehensive loss	$(16,817)	$(13,480)	$(34,491)	$(20,282)
Net loss per share:
Attributable to Series G common stock, basic and diluted	$—	$(0.32)	$—	$(0.48)
Attributable to common stock, basic	$(0.61)	$(3.28)	$(1.25)	$(5.00)
Attributable to common stock, diluted	$(0.61)	$(3.53)	$(1.25)	$(5.23)
Weighted-average shares used in computing net loss per share:
Attributable to Series G common stock, basic and diluted	—	1	—	1
Attributable to common stock, basic	27,559,908	4,106,403	27,493,130	4,052,920
Attributable to common stock, diluted	27,559,908	4,166,439	27,493,130	4,113,249

RxSIGHT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,004	$24,361
Short-term investments	104,616	134,971
Accounts receivable	6,884	4,862
Inventories	11,622	8,032
Prepaid and other current assets	2,802	4,069
Total current assets	149,928	176,295
Property and equipment, net	11,083	11,217
Operating leases right-of-use assets	4,704	4,284
Restricted cash	811	811
Other assets	188	114
Total assets	$166,714	$192,721
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,277	$1,689
Accrued expenses and other current liabilities	7,877	7,859
Lease liabilities	1,842	1,529
Total current liabilities	12,996	11,077
Long-term lease liabilities	3,851	3,642
Term loan, net	39,881	39,760
Total liabilities	56,728	54,479
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value, 900,000,000 shares authorized, 27,631,479 shares issued and outstanding as of June 30, 2022 and 27,366,746 shares issued and outstanding as of December 31, 2021	27	27
Preferred stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	623,746	617,511
Accumulated other comprehensive loss	(183)	(20)
Accumulated deficit	(513,604)	(479,276)
Total stockholders' equity	109,986	138,242
Total liabilities and stockholders' equity	$166,714	$192,721

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including Adjusted net loss, and Adjusted net loss per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense and change in fair value of warrants because these are non-cash in nature and excluding these items provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Loss and Adjusted Net Loss Per Share

Adjusted net loss is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation and (ii) change in fair value of warrants. We believe Adjusted net loss provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Adjusted net loss for Series G Common Stock is not impacted by the adjustments.

Reconciliations of Net loss to Adjusted net loss and the presentation of Adjusted net loss per share, basic and diluted, are as follows:

RxSIGHT, INC.

GAAP To NON-GAAP RECONCILIATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Common Stock
Numerator:
Net loss available to stockholders, basic	$(16,732)	$(13,477)	$(34,328)	$(20,282)
Net loss available to stockholders, diluted	(16,732)	(14,691)	(34,328)	(21,496)
Add:
Stock-based compensation	2,904	1,406	5,553	2,645
Change in fair value of warrants	—	(1,214)	—	(1,214)
Adjusted net loss available to common stockholders, basic:	$(13,828)	$(13,285)	$(28,775)	$(18,851)
Adjusted net loss available to common stockholders, diluted:	$(13,828)	$(13,285)	$(28,775)	$(18,851)

Denominator:
Weighted-average shares outstanding, basic	27,559,908	4,106,403	27,493,130	4,052,920
Weighted-average shares outstanding, diluted	27,559,908	4,166,439	27,493,130	4,113,249
Adjusted net loss per share, basic	$(0.50)	$(3.24)	$(1.05)	$(4.65)
Adjusted net loss per share, diluted	$(0.50)	$(3.24)	$(1.05)	$(4.65)